Exhibit 99.1

Net1 makes strategic investment in Nigerian consumer finance provider One Credit

Johannesburg, June 11, 2015 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has acquired a 25% interest in One Credit Limited (“One Credit”), a leading Nigerian consumer finance company focused on providing credit to unbanked, salaried Nigerian consumers. The Company has also agreed to provide One Credit with a credit facility of up to US$10 million in the form of convertible equity-linked loan notes.

One Credit was established three years ago to meet the needs of the average Nigerian salaried worker who has limited, if any, access to formal credit. The company has experienced tremendous demand for its consumer finance product offering and has become one of the leading consumer lenders in the highly fragmented Nigerian market. The Nigerian consumer finance market has experienced 35% compounded annual growth from 2005-2012 and still remains relatively under-penetrated with over 90% of Nigerians never having applied for a loan. According to a recent McKinsey report, the Nigerian consumer finance market is expected to grow in line with the consumer market and is estimated to reach US$1.4 trillion by 2030 from US$400 billion in 2014.

Net1 believes that it can assist One Credit to grow its market share through the provision of its financial technology products and services, which have been designed to address the biggest challenge facing Nigerian financial institutions – the ability to provide seamless and cashless services in an environment that poses significant logistical and infrastructural obstacles. In addition, Net1’s solutions will enhance One Credit’s credit risk management and expand the current product offering to these customers. By acquiring a significant minority stake, the Company will be able to actively participate in the formulation and execution of the One Credit business plan, including its delivery platforms.

“We are very excited to enter Africa’s largest economy and most populous country with One Credit as our partner,” said Dr. Serge Belamant, Chairman and CEO of Net1. “The Nigerian consumer finance market, which is one of the fastest growing industries in the world, presents a unique opportunity to showcase the adaptability, scalability and robustness of our technologies. Our mobile virtual card and variable PIN products are particularly well suited to One Credit’s requirements and we look forward to the successful deployment of our solutions by an experienced management team that has an in-depth understanding of the Nigerian market,” he concluded.

“We are delighted to welcome Net1 as an investor and financial technology provider,” said Chijioke Dozie, co-founder and CEO of One Credit. “The business opportunities in the Nigerian consumer finance market are immense as less than 10% of Nigerians have ever been able to apply for a loan due to the lack of financial inclusion. Net1’s expertise, technology and investment will enable us to rapidly grow our market share in this underserved and dynamic market,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its Zazoo business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

About One Credit (www.one-cred.com)

Founded in 2012 and incorporated in Nigeria, One Credit, through its subsidiary One Finance & Investments Limited, is a registered finance company that is licensed by the Central Bank of Nigeria. One Credit provides payroll based lending to employees of both the private and public sectors and unsecured credit services to qualifying employees of private companies. One Credit is headquartered in Lagos, Nigeria. The Company’s mission is to provide short-term and affordable consumer credit to individuals who have limited access to finance.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the possibility that the expected synergies from the transaction will not be realized, or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com